Exhibit 99.1

Imperial reports voting results for election of directors

Calgary, AB – May 3, 2022 – Imperial Oil Limited (TSE: IMO, NYSE American: IMO) announced at its annual meeting of shareholders held on May 3, 2022, that each of the seven nominees proposed as directors of the company and listed in its management proxy circular dated March 16, 2022 were elected as directors. A total of 606,381,191 shares (90.62 percent of outstanding common shares) were represented in person or by proxy. The percentage of shares represented at the meeting that were voted to elect the individual directors are set out below:

Nominee:	For:	Withheld:

D.W. (David) Cornhill	540,497,248	61,434,933

B.W. (Bradley) Corson	586,247,361	15,684,820

M.R. (Matthew) Crocker	577,063,393	24,868,788

K.T. (Krystyna) Hoeg	590,765,513	11,166,118

M.C. (Miranda) Hubbs	596,301,725	5,630,456

J.M. (Jack) Mintz	580,745,526	21,186,655

D.S. (David) Sutherland	586,743,639	15,188,158

For further information:

Investor relations                           Media relations

(587) 476-4743                             (587) 476-7010

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.